SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported): July 31, 1998


                                U.S. ENERGY CORP.
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             (Exact Name of Registrant as Specified in its Charter)


   WYOMING                        0-6814                         83-0205516
----------------               -------------              ----------------------
(State or other                (Commission                   (I.R.S. Employer
jurisdiction of                  File No.)                   Identification No.)
incorporation)


Glen L. Larsen Building
877 North 8th West
RIVERTON, WY                                                       82501
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(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code: (307) 856-9271
                                                   ---------------



                                 Not Applicable
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               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)

ITEM 5.     OTHER EVENTS
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      On July 31, 1998,  Registrant and its subsidiary  Crested Corp.  announced that the Green Mountain Mining Venture ("GMMV") had suspended the development of the Jackpot underground uranium mine in Green Mountain , in Fremont County, WY. The Green Mountain Mining Venture, consisting of Kennecott Uranium Company, Registrant and USECC (a joint venture of Registrant and Crested Corp.) was formed in 1990 to develop a major uranium mining, milling and marketing business and has spent some $21 million on the project prior to June 1997 when USECC entered into an agreement to acquire Kennecott's interest in the GMMV. Under the terms of this acquisition agreement, Kennecott loaned $16 million to the GMMV of which $14 million has been expended by USECC in order to complete the Mine infrastructure; run two 18' x 14' declines about 8,000 feet in length (of which some 2,000 feet have been run) on a -17% grade to reach the uranium deposits, and upgrade the Sweetwater Mill in preparation for production. The expenditures were made because of a substantial need for U3O8 to meet world market demand, resulting in projections of the market price for uranium concentrates increasing substantially.

      The U.S. Government had decided to make U.S. Enrichment Corporation a private company and transferred the Government's uranium enrichment facilities, enrichment services and contracts, and supplies of natural uranium to a new corporation named "USEC Inc.". In a financing spearheaded by New York investment banking firms, in July 1998, USEC Inc. raised and paid the Government some $1.9 billion including $500 million USEC Inc. borrowed from the Bank of America, for the transfer of certain Government assets. USEC Inc. is now a publicly traded company and is the world leader in the production and sale of uranium fuel enrichment services for commercial nuclear power plants and natural uranium. However, USEC Inc. also will be in direct competition with domestic producers of uranium in the United States, because the Government through the U.S. Department of Energy (DOE), transferred an additional 33 million pounds of uranium over what was provided for in the law known as the "USEC Privatization Act of 1996" creating the private corporation. As a result of this additional transfer, USEC Inc. holds approximately 75 million pounds of uranium and uranium equivalent products. USEC Inc. has disclosed that it plans to sell this uranium inventory over the next few years to pay down its indebtedness. This announcement came as a complete surprise to the uranium industry. Consequently, the Uranium Producers of America including Registrant and Crested Corp. have sued the DOE in the U.S. District Court of Wyoming alleging that the additional transfer of uranium to USEC Inc. was illegal. Unless this matter is settled between the parties, it may take several years for a final decision by the Courts with respect to the matter.

      The negative effects of the transfer to USEC Inc. of the additional uranium could depress the price of uranium concentrates to the $6.00/lb. level. This has forced the GMMV to temporarily shut down development of the Jackpot Mine. The suspended operations has resulted in a reduction of Registrant's work force by 45 people. The Jackpot Mine was placed on a standby basis effective midnight, Friday, July 31, 1998.

      Operations at Plateau Resources Ltd. (a subsidiary of Registrant) to complete the recommissioning process at the Shootaring Canyon uranium mill in southeast Utah are unaffected by the stoppage of development work at the Jackpot Mine.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        U. S. ENERGY CORP.



Dated: July 31, 1998                By:  /S/ DANIEL P. SVILAR
                                        ---------------------------------------
                                        DANIEL P. SVILAR, Assistant Secretary